Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ARCA biopharma, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-161485, 333-146078, 333-134981, 333-126590, 333-115747, 333-108563, 333-103055, 333-101276, 333-96313, 333-68172, 333-68170, 333-53089, 333-53087, 333-41663, 333-39194, 333-08978, 333-154839, and 333-191295) on Form S-8 and the registration statements (Nos. 333-186584, 333-172686, and 333-178984) on Form S-3 and the related prospectuses of ARCA biopharma, Inc. (a development stage enterprise) and subsidiaries (the Company) of our report dated March 20, 2014, with respect to the consolidated balance sheets of ARCA biopharma, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2013, and for the period from December 17, 2001 (date of inception) to December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of ARCA biopharma, Inc.

Our report dated March 20, 2014 contains an explanatory paragraph that states that the Company’s recurring losses from operations and its dependence upon raising additional funds from strategic transactions, sales of equity, and/or issuance of debt raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Denver, Colorado

March 20, 2014